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                                                                   Exhibit 23(b)

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 29, 1998 (except for Note 2, as to which the date is February 27, 1998), accompanying the consolidated financial statements incorporated by reference in the Annual Report of Computer Horizons Corp. on Form 10-K for the year ended December 31, 1997, and our report dated January 29, 1998 (except for Note 2, as to which the date is February 27,
1998), accompanying the financial statement schedule included in that Form 10-K, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP

GRANT THORNTON LLP

Parsippany, New Jersey
June 1, 1998